Filed Pursuant to Rule 424(b)(3)
Registration No. 333-288328

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated December 2, 2025)

NAMIB MINERALS

PROSPECTUS FOR
Up to 87,548,686 Ordinary Shares

Up to 18,576,712 Ordinary Shares Issuable Upon Exercise of Warrants

Up to 7,212,394 Warrants to Purchase Ordinary Shares

This Prospectus Supplement No. 2 (this “Supplement”) updates and supplements the prospectus dated December 2, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (File No. 333-288328) (as amended, the “Registration Statement”), related to (i) the offer and resale from time to time by the Selling Securityholders of up to (a) 87,548,686 Ordinary Shares (including 7,212,394 Ordinary Shares issuable upon the exercise of the Sponsor Warrants), and (b) 7,212,394 Sponsor Warrants, and (ii) the issuance by us of up to 18,576,712 Ordinary Shares upon exercise of the Warrants. Capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings ascribed to them in the Prospectus.

The purpose of this Supplement is to update and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on February 5, 2026 and is included immediately following the cover page of this Supplement. This Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and information in this Supplement from time to time by filing amendments to the Registration Statement or other supplements to the Prospectus, as required. You should read the entire Prospectus, this Supplement, any amendments to the Registration Statement, or subsequent supplements to the Prospectus (to the extent information therein is not superseded by more up to date information in subsequent supplements or amendments to the Prospectus) carefully before you make your investment decision.

Our Ordinary Shares are listed on the Nasdaq Global Market under the symbol “NAMM,” and our Warrants are listed on the Nasdaq Capital Market under the symbol “NAMMW.” On February 4, 2026, the closing trading prices of our Ordinary Shares and Warrants were $3.67 and $0.2323, respectively.

YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 9 OF THE PROSPECTUS.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS, AS SUPPLEMENTED BY THIS SUPPLEMENT, IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Supplement is February 5, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of January 2026

Commission File Number 001-42685

Namib Minerals

(Translation of registrant’s name into English)

71 Fort Street, PO Box 500,

Grand Cayman, Cayman Islands, KY1-1106

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒               Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

Receipt of Nasdaq Deficiency Letter

On January 30, 2026, Namib Minerals (the “Company”) received a letter (the “Letter”) from the Nasdaq Listing Qualifications Department (the “Staff”) notifying the Company that during the period from December 5, 2025 to January 20, 2026 the Company’s ordinary shares, par value $0.0001 (the “Ordinary Shares”), did not meet the minimum market value of publicly held shares of $15,000,000 (the “MVPHS”) requirement for continued listing on the Nasdaq Global Market (“Nasdaq”) pursuant to Nasdaq Listing Rule 5450(b)(2)(C) (the “Rule”).

The Letter further stated that, in accordance with Nasdaq Listing Rule 5810(c)(3)(D), the Company has 180 calendar days, or until July 29, 2026 (the “Compliance Period”), to regain compliance with the Rule. If at any time during the Compliance Period the Company’s MVPHS equals or exceeds $15,000,000 for a minimum of ten consecutive business days, the Staff will provide the Company with a written confirmation of compliance with the Rule and the matter will be closed. Nasdaq Listing Rule 5810(c)(3)(H) states, in part, that the Staff may, in its discretion, require the Company to satisfy the MVPHS requirement for more than ten consecutive business days, but generally not more than 20 consecutive business days, in order to demonstrate an ability to maintain long-term compliance with the listing rules. If the Company does not regain compliance with the Rule by July 29, 2026, the Company will receive written notification from the Staff that its securities are subject to delisting, which notification is subject to appeal by the Company. As an alternative, the Company has the ability to apply to transfer its securities to the Nasdaq Capital Market, assuming it could then meet the applicable continued listing requirements.

The Letter does not have an immediate effect on the Company’s Nasdaq listing or the trading of its Ordinary Shares and warrants. During the Compliance Period, the Ordinary Shares will continue to trade on Nasdaq under the symbol “NAMM,” and the Company’s warrants will continue to trade on the Nasdaq Capital Market under the symbol “NAMMW.”

The Company furnishes this report on Form 6-K to satisfy its obligation under Listing Rule 5810(b) to make public disclosure of the subject deficiency within four business days after receipt of the Letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NAMIB MINERALS

By:	/s/ Ibrahima Tall
Name:	Ibrahima Tall
Title:	Chief Executive Officer

Date: February 5, 2026

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